EXHIBIT 10.14

October 11, 2018
Matthew Sullivan

Re: Offer Letter
Dear Matt:
We are pleased to offer you a position with The Hillman Group, Inc. (“Hillman” or the “Company”) as the Vice President, Global Operations and Supply Chain, reporting to the President and Chief Executive Officer. You will be based at the Company’s facility in Cincinnati, Ohio.
In accordance with our discussions, set forth below are the terms and conditions of your employment. This letter, and the exhibits attached hereto, when signed by you, will constitute your employment agreement with the Company (this “Agreement”).
1.Start Date. Your start date is October 22, 2018, the date of this Agreement (the “Start Date”). Your employment with the Company shall be on an at-will basis. The terms of your employment hereunder shall be governed by the laws of the State of Ohio.
2.Time Commitment to Duties. You shall devote all of your business time to the proper and efficient performance of services under this Agreement.
3.Base Salary. Your initial Base Salary shall be at the rate of $285,000 per annum, commencing as of the Start Date. Your Base Salary may be increased from time to time by the Board of Directors of the Company (the “Board”) or the Compensation Committee of the Board (the “Compensation Committee”).
4.Annual Performance Bonus.
(a)Amount. Commencing with the fiscal year of the Company that commences on or about January 1, 2019 and for each complete calendar year of your employment, you shall have the opportunity to earn an annual bonus (the “Annual Performance Bonus”) pursuant to the terms of a performance-based bonus plan. The bonus plan will provide for performance-based targets to be agreed to annually by the Chief Executive Officer and the Board. If 100% of such bonus targets are met in a year, you shall be entitled to a bonus equal to 50% of your Base Salary for that year. If the Company and its subsidiaries perform at a level in excess of 100% of the bonus targets, you shall be entitled to a higher amount of bonus compensation up to a maximum of 100% of your Base Salary for that year in accordance with the bonus plan. You shall be entitled to bonus compensation in a reduced amount if the Company and its subsidiaries perform at a level that is less than 100% of the bonus targets but in excess of a minimum level established by the Board. The bonus for 2019 will be guaranteed at a 50% payout or $142,500 paid by April of 2020 in conjunction with the company bonus plan.
(b)Payment. The amount of any Annual Performance Bonus in respect of a calendar year shall be paid to you in a lump sum payment at the same time that other members of senior management receive annual bonuses generally which shall be as soon as reasonably practicable after the Company’s audited financial statements for such year are finalized, subject to your continued employment through the payment date (except as otherwise provided in Section 10 hereof).
5.Benefits. You shall be entitled to participate in all employee benefit plans, practices, and programs maintained by the Company, as in effect from time to time. In addition, you shall receive a company car or car allowance not to exceed $700 per month.
6.Business Expenses. You shall be entitled to reimbursement for all reasonable and necessary out-of-pocket business expenses incurred by you in connection with the performance of your duties hereunder in accordance with the Company’s expense reimbursement policies and procedures.
7.Relocation Expenses. As a condition to your continued employment, you will be required to relocate to the Greater Cincinnati area within 24 months after Start Date. You will be reimbursed for expenses outlined below related to your transition and relocation to Cincinnati subject to applicable withholding taxes and further subject to your continued employment. This reimbursement would include the real estate commissions on the sale of your current home, closing fees associated with the purchase of a home in the Cincinnati area (within 24months after starting with Hillman), two house hunting trips for your family, and fees charged by professional movers.
8.Vacation. You shall be eligible to participate in The Hillman Group Flexible Time-Off Policy.
9.Equity Participation.
(a)You will be eligible to participate in the HMAN Group Holdings, Inc. 2014 Equity Incentive Plan (the “Equity Plan”), subject to the terms of the Equity Plan, the Nonqualified Stock Option Award Agreement (the “Option Award Agreement”), and the terms of the Shareholders Agreement (the “Shareholders Agreement”) (all attached hereto). Capitalized terms used but not otherwise defined in this Section 9 shall have the meanings ascribed thereto in the Shareholders Agreement, Equity Plan, and Option Award Agreement.
(b)In consideration of you entering into this Agreement, and as an inducement to join the Company, on the Start Date, Hillman will grant to you 1,760 Nonqualified Stock Options at a strike price of $1,200 per share subject to the terms and conditions of the Shareholders Agreement, the Equity Plan, and the Option Award Agreement which set forth the terms of such award.
(c)You recognize that this right to participate in the Equity Plan described herein is an additional benefit that you would not have been entitled to but for the execution of this Agreement.
10.Termination of Employment. Your employment hereunder may be terminated by either the Company or by you at any time and for any reason; provided that, unless otherwise provided herein or in the event of a termination for “Cause,” either party shall be required to give the other party at least thirty (30) days advance written notice of any termination of your employment. Upon termination of your employment, the Company will pay you, in a lump sum, within thirty (30) days after such termination of employment, (1) any Base Salary earned but not yet paid and (2) the amount of any business expenses incurred by you prior to such termination that were incurred in accordance with the Company’s policies and which have not yet been reimbursed.
11.Restrictive Covenant Agreement. Prior to the issuance of the equity awards set forth in Section 9, you agree to execute the Restrictive Covenant Agreement attached to the Option Award Agreement as Exhibit B.
12.Assignment and Binding Effect. This Agreement shall be binding upon and inure to the benefit of you and your heirs, executors, administrators, estate, beneficiaries, and legal representatives.

Neither this Agreement nor any rights or obligations under this Agreement shall be assignable by either party without the prior express written consent of the other party. This Agreement shall be binding upon and inure to the benefit of the Company and its successors, assigns and legal representatives. Notwithstanding the foregoing, the Company may assign this Agreement to any existing or future subsidiary or affiliate of the Company, any purchaser of all or substantially all of the Company’s business or assets, any successor to the Company or any assignee thereof, whether direct or indirect, by purchase, merger, consolidation, operation of law, or otherwise.
13.Choice of Law. This Agreement is made in Ohio and shall be construed and interpreted in accordance with the laws of Ohio. Each of the parties hereto agrees to the exclusive jurisdiction of the state and federal courts located in the State of Ohio for any and all actions between the parties. Any controversy or claim arising out of or relating to this Agreement or the breach thereof, whether involving remedies at law or in equity, shall be adjudicated in Ohio. The parties hereby irrevocably waive any objection they may now or hereafter have to the laying of venue of any such action in such court(s), and further irrevocably waive any claim they may now or hereafter have that any such action brought in such court(s) has been brought in an inconvenient forum.
14.Integration. This Agreement contains the entire agreement of the parties relating to the subject matter of this Agreement, and supersedes all prior oral and written employment agreements or arrangements between the parties. This Agreement cannot be amended or modified except by a written agreement signed by you and the Company.
15.Waiver. No term, covenant, or condition of this Agreement or any breach thereof shall be deemed waived, except with the written consent of the party against whom the waiver is claimed, and any waiver of any such term, covenant, condition, or breach shall not be deemed to be a waiver of any preceding or succeeding breach of the same or any other term, covenant, condition, or breach. No failure to exercise, delay in exercising, or single or partial exercise of any right, power, or remedy by either party hereto shall constitute a waiver thereof or shall preclude any other or further exercise of the same or any other right, power, or remedy.
16.Severability. The unenforceability, invalidity, or illegality of any provision of this Agreement shall not render any other provision of this Agreement unenforceable, invalid, or illegal.
17.Tax Withholding. The Company shall deduct or withhold the minimum statutory amount to satisfy federal, state, or local taxes required by law or regulation to be withheld with respect to any payment or benefit provided hereunder.
18.Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall together constitute an original hereof.
19.Section 409A of the Code. The Company intends for this Agreement to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) in accordance with the regulations and guidance promulgated thereunder (collectively “Section 409A”). In no event whatsoever will the Company be liable for any additional tax, interest, or penalties that may be imposed on you under Section 409A or any damages for failing to comply with Section 409A.
20.General Obligations. As an employee, you will be expected to adhere to the Company’s standards of professionalism, loyalty, integrity, and honesty. You will also be required to comply with the Company’s policies and procedures. Further, your employment is contingent upon successful completion of the Company’s application process including a pre-employment background check and providing proof of your eligibility to work in the United States.

We are pleased to offer you this opportunity and look forward to our long and mutually rewarding relationship.

Very truly yours,

THE HILLMAN GROUP, INC.

By: : /s/ Gregory J. Gluchowski, Jr.
                                Greg Gluchowski
                                CEO and President

ACCEPTED AND AGREED:

MATT SULLIVAN:

/s/ Matt Sullivan

Date: 10/12/2018